KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2017 Third Quarter Financial Results

Company to Host Conference Call on November 10, 2017 at 8:30 a.m. ET

Kingston, NY — November 9, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2017.

Financial and Operational Highlights
2017 Third Quarter
(All results are compared to prior year period unless otherwise noted)

- Net income increased 17.7% to $4.1 million or $0.38 per diluted share
- Net operating income[1] increased 23.0% to $4.1 million or $0.38 per diluted share
- Net premiums earned increased 37.5% to $21.5 million
- Direct written premiums[1] increased 20.9%; Personal lines grew by 25.2%
- Net combined ratio of 69.8% compared to 67.4%
- Return on average common equity (annualized) of 17.7%
- Operating return on average common equity (annualized)[1] of 17.6%
- Book value per share increased to $8.83, up 23.3% over Q3 2016

Quarterly Dividend of $0.08 per share
The Company announced that its Board of Directors declared a quarterly dividend of $0.08 per share payable on December 15, 2017 to stockholders of record at the close of business on November 30, 2017. This is Kingstone's 26th consecutive quarterly dividend.

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented "As hoped, the heightened quoting and binding activity from our Select Producers, following our A.M. Best upgrade to "A- Excellent" continues. New policy issuance in New York is at a record level. The response from our Select Producers validates our team's decision to pursue the rating and justifies the capital actions taken by KINS earlier this year to bolster the capital base of Kingstone Insurance Company ("KICO"). We are making good use of the new equity, seen by our quarterly ROE of 17.7% (annualized) driving back to our long stated goal of 20%. Our conservative investment portfolio, with fixed income accounting for 90% of our holdings, generated our first ever quarter of net investment income exceeding $1 million.

(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Our goal of becoming a northeast regional underwriter focusing on agent-only ("Never Direct") sales of our personal and small business polices is well underway. We continue to make traction in our expansion plan, and the offering of New Jersey Homeowners policies is now contributing to our profitable growth. We received approval for our Rhode Island Homeowners product in October and will begin writing business there by year-end. In late October we were informed by The Commonwealth of Massachusetts Division of Insurance that our license request was preliminarily granted. Additional applications are pending in New Hampshire and Maine. We center our distribution through small professionally run agencies, those often overlooked or disregarded by national carriers. We are confident that our new products will compete effectively against carriers currently operating in these areas."

Kingstone's EVP and Chief Actuary, Ben Walden, commented on the underwriting results for the quarter. "We are excited to report consistently outstanding results again this quarter, as Kingstone posted another record-high for underwriting profits. In addition, our top line growth accelerated considerably due to the A.M. Best rating upgrade achieved earlier this year that had a full quarter's worth of impact. In 2017, we have been able to accelerate our growth rate while continuing to drive superior underwriting results. This is not an accident, but is the result of a great deal of hard work put in by our dedicated team of employees. The partnerships we have forged over the years with Select Producers who value Kingstone's consistent prices, products, and service continue to drive our success. Reviewing the results for the quarter compared to 2016, consistency is the theme. Our loss ratio of 32.9% for the quarter was almost identical to our outstanding result of 32.8% from third quarter 2016. We were fortunate to have favorable weather patterns and no impact from large storm events. We continue to observe favorable trends in claim frequency compared to 2016, even as our mix of business shifts towards new business. Our net combined ratio of 69.8% for the quarter is not a fluke, as it is the second quarter in the last five where we have posted a combined ratio below 70%. Our growth rate in personal lines accelerated as we are realizing opportunities that come along with an A- rating from A.M. Best."

Mr. Walden concluded, "Our core net loss ratio excluding severe winter weather and prior year loss development was 33.1% for third quarter 2017, nearly identical to the 33.2% core loss ratio for third quarter 2016. Highlighting our consistency, the year-to-date core loss ratio of 42.1% is also within half a point of the 2016 core loss ratio of 42.4% through September. Also consistent is our reserve adequacy. Prior year loss development had a favorable impact of 0.2 points in the third quarter, compared to a 0.4 point favorable impact in the third quarter of 2016. For the year to date, we have recorded 0.5 points of favorable reserve development. Through September, our year-to-date combined ratio has improved 2.2 points to 76.8%, which continues to put us on track towards our most profitable year ever."

November 9, 2017

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended September 30, 2017	2016	% Change	Nine Months Ended September 30, 2017	2016	% Change
Direct written premiums*	$ 32,840	$ 27,171	20.9%	$ 89,424	$ 76,375	17.1%
Net written premiums*	$ 32,261	$ 17,232	87.2%	$ 68,723	$ 48,847	40.7%
Net premiums earned	$ 21,514	$ 15,646	37.5%	$ 54,838	$ 45,189	21.4%
Total ceding commission revenue	$ 1,718	$ 2,935	-41.5%	$ 8,208	$ 8,274	-0.8%
Net investment income	$ 1,033	$ 709	45.7%	$ 2,917	$ 2,286	27.6%
U.S. GAAP Net income	$ 4,074	$ 3,461	17.7%	$ 8,055	$ 6,844	17.7%
U.S. GAAP Diluted EPS	$ 0.38	$ 0.43	-11.6%	$ 0.77	$ 0.89	-13.5%
Comprehensive income	$ 4,389	$ 3,341	31.4%	$ 9,294	$ 8,041	15.6%
Net operating income*	$ 4,060	$ 3,302	23.0%	$ 7,992	$ 6,445	24.0%
Net operating income diluted EPS*	$ 0.38	$ 0.41	-7.3%	$ 0.76	$ 0.83	-8.4%
Return on average equity (annualized)	17.7%	25.1%	-7.4 pts	14.3%	17.9%	-3.6 pts
Net loss ratio	32.9%	32.8%	0.1 pts	41.6%	45.2%	-3.6 pts
Net underwriting expense ratio	36.9%	34.6%	2.3 pts	35.2%	33.8%	1.4 pts
Net combined ratio	69.8%	67.4%	2.4 pts	76.8%	79.0%	-2.2 pts
Effect of catastrophes on net combined ratio	0 pts	0 pts	0 pts	0 pts	3.1 pts	-3.1 pts
Net combined ratio excluding the effect of catastrophes*	69.8%	67.4%	2.4 pts	76.8%	75.9%	0.9 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2017 Third Quarter Financial Review

Net Income:

Net income increased by 17.7% to $4.1 million during the three month period ended September 30, 2017, compared to net income of $3.5 million in the prior-year period. The increase in net income can be attributed primarily to an increase in net premiums earned driven by growth and by the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.38 per diluted share for the three months ended September 30, 2017, compared to $0.43 per diluted share for the three months ended September 30, 2016. EPS for the three month periods ended September 30, 2017 and 2016 was based on 10.83 million and 7.97 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the third quarter of 2017 were $32.8 million, an increase of 20.9% from $27.2 million in the prior year period. The increase is primarily attributable to a 14.6% increase in the total number of policies in-force as of September 30, 2017 as compared to September 30, 2016.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Net written premiums[1] increased 87.2% to $32.3 million during the three month period ended September 30, 2017 from $17.2 million in the prior year period. The increase was due to growth and the $7.1 million return of ceded unearned premiums resulting from the reduction of our personal lines quota share reinsurance rate to 20% on July, 1, 2017, from the prior rate of 40%. Excluding the one-time impact from the return of ceded unearned premiums, the increase in net written premiums was 45.8% from the prior year period.

Net premiums earned for the quarter ended September 30, 2017 increased 37.5% to $21.5 million, compared to $15.6 million in the quarter ended September 30, 2016. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 20% on July, 1, 2017, from the prior rate of 40%.

Net Loss Ratio:
For the quarter ended September 30, 2017, the Company's net loss ratio was 32.9% compared to 32.8% in the prior period. The core loss ratio excluding the impact of prior year loss development and severe winter weather was 33.1% compared to 33.2% in the prior period.

Net Underwriting Expense Ratio:
For the quarter ended September 30, 2017, the net underwriting expense ratio was 36.9% as compared to 34.6% in the prior year period. The increase of 2.3 percentage points was largely due to a decrease in ceding commission revenue resulting from the reduction of our personal lines quota share reinsurance rate to 20% on July, 1, 2017, from the prior rate of 40%. The net underwriting expense ratio, excluding the impact of ceding commission revenue and commission expense, declined 5.1 points, from 25.9% in the third quarter 2016 to 20.8% in the third quarter 2017. This decrease is driven by a decline in the impact from employment costs attributable to our growing core New York business, and a decline in other expenses. This ratio also includes a 1.0% impact related to expansion expenses in both the third quarter of 2017 and the third quarter of 2016.

Net Combined Ratio:
Kingstone's net combined ratio was 69.8% for the three month period ended September 30, 2017, compared to 67.4% for the prior year period.

Other Operating Expenses not included in Net Combined Ratio:
For the quarter ended September 30, 2017, other operating expenses were $1.07 million, compared to $0.53 million in the prior period. The increase of $0.54 million includes $0.24 million of accrued long-term bonus compensation pursuant to the three year employment agreement effective January 1, 2017 with our Chief Executive Officer. In Q3-2016 there was no long-term bonus compensation plan in place.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $155.7 million at September 30, 2017 compared to $109.0 million at September 30, 2016. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.9% of total investments at September 30, 2017 and 89.3% at September 30, 2016. The Company's effective duration on its fixed-income portfolio is 4.84 years.

Net investment income increased 45.7% to $1,033,000 for the third quarter of 2017 from $709,000 in the prior year period, largely due to an increase in invested assets. The purchase of higher rated and shorter duration securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 3.84% at September 30, 2017 as compared to 4.17% as of September 30, 2016.

Accumulated Other Comprehensive Income (AOCI), net of tax
As of September 30, 2017, AOCI was $1.31 million compared to $1.68 million at September 30, 2016.

Book Value

The Company's book value per share at September 30, 2017 was $8.83, an increase of 23.3% compared to $7.16 at September 30, 2016.

	30-Sep-17	30-Jun-17	31-Mar-17	31-Dec-16	30-Sep-16
Book Value Per Share	$ 8.83	$ 8.50	$ 8.29	$ 7.15	$ 7.16
% Increase from specified period to 9/30/2017		*3.9%*	*6.5%*	*23.5%*	*23.3%*

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, November 10, 2017, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q3-2017

The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

(000's except percentages)	For the Three Months Ended September 30, 2017	2016	$ Change	% Change	For the Nine Months Ended September 30, 2017	2016	$ Change	% Change
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$32,840	$27,171	$ 5,669	20.9 %	$89,424	$76,375	$13,049	17.1 %
Assumed written premiums	12	(1)	13	na %	18	15	3	20.0 %
Ceded written premiums	(591)	(9,938)	9,347	(94.1) %	(20,719)	(27,543)	6,824	(24.8) %
Net written premiums	32,261	17,232	15,029	87.2 %	68,723	48,847	19,876	40.7 %
Change in unearned premiums	(10,747)	(1,586)	(9,161)	577.6 %	(13,885)	(3,658)	(10,227)	279.6 %
Net premiums earned	**$21,514**	**$15,646**	**$ 5,868**	**37.5 %**	**$54,838**	**$45,189**	**$ 9,649**	**21.4 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity, and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

November 9, 2017

(000's except per common share amounts and percentages)	Three Months Ended September 30, 2017 Amount	Three Months Ended September 30, 2017 Diluted earnings per common share	Three Months Ended September 30, 2016 Amount	Three Months Ended September 30, 2016 Diluted earnings per common share	Nine Months Ended September 30, 2017 Amount	Nine Months Ended September 30, 2017 Diluted earnings per common share	Nine Months Ended September 30, 2016 Amount	Nine Months Ended September 30, 2016 Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 4,074**	**$ 0.376**	**$ 3,461**	**$ 0.434**	**$ 8,055**	**$ 0.767**	**$ 6,844**	**$ 0.885**
Net realized gain on investments	(21)		(241)		(97)		(605)	
Less tax effect on realized gains	(7)		(82)		(34)		(206)	
Net realized gain on investments, net of taxes	(14)	$(0.001)	(159)	$(0.020)	(63)	$(0.006)	(399)	$(0.052)
Net operating income	**$ 4,060**	**$ 0.375**	**$ 3,302**	**$ 0.414**	**$ 7,992**	**$ 0.761**	**$ 6,445**	**$ 0.833**
Weighted average diluted shares outstanding	10,832,739		7,972,925		10,500,272		7,729,712	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:								
Net income	**$ 4,074**		**$ 3,461**		**$ 8,055**		**$ 6,844**	
Average common equity	$ 92,068		$ 55,230		$ 75,249		$ 50,973	
Return on average common equity (annualized for quarterly periods)	**17.7%**		**25.1%**		**14.3%**		**17.9%**	
Net realized gain on investments, net of taxes	$ (14)		$ (159)		$ (63)		$ (399)	
Average common equity	$ 92,068		$ 55,230		$ 75,249		$ 50,973	
Effect of net realized gain on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	-0.1%		-1.2%		-0.1%		-1.0%	
Net operating income	**$ 4,060**		**$ 3,302**		**$ 7,992**		**$ 6,445**	
Average common equity	$ 92,068		$ 55,230		$ 75,249		$ 50,973	
Operating return on average common equity (annualized for quarterly periods)	**17.6%**		**23.9%**		**14.2%**		**16.9%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses can cause our results to vary significantly between periods depending on their frequency and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2017	2016	Percentage Point Change		2017	2016	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**69.8%**	**67.4%**	**2.4**	**pts**	**76.8%**	**75.9%**	**0.9**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.0%	-	pts	0.0%	3.1%	(3.1)	pts
Total effect of catastrophe losses	0.0%	0.0%	-	pts	0.0%	3.1%	(3.1)	pts
Net combined ratio	**69.8%**	**67.4%**	**2.4**	**pts**	**76.8%**	**79.0%**	**(2.2)**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State, New Jersey and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2017	2016	2017	2016
Gross premiums written (1):				
Personal lines	$ 26,729,634	$ 21,357,900	$ 69,331,085	$ 58,496,825
Commercial lines	3,634,037	3,111,308	11,380,912	9,916,605
Livery physical damage	2,422,352	2,640,531	8,549,878	7,792,984
Other(2)	65,778	59,637	180,086	183,376
Total	$ 32,851,801	$ 27,169,376	$ 89,441,961	$ 76,389,790
Net premiums written (1):				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$ 19,373,782	$ 11,893,952	$ 42,684,254	$ 32,111,287
Return of premiums previously ceded to prior quota share treaties (2)	7,140,088	-	7,140,088	-
Personal lines	26,513,870	11,893,952	49,824,342	32,111,287
Commercial lines	3,250,326	2,760,623	10,196,459	8,919,387
Livery physical damage	2,422,352	2,640,531	8,549,878	7,792,984
Other(3)	74,771	(62,826)	152,245	23,179
Total	$ 32,261,319	$ 17,232,280	$ 68,722,924	$ 48,846,837
Net premiums earned:				
Personal lines	$ 15,395,435	$ 10,388,403	$ 37,125,043	$ 29,678,863
Commercial lines	3,125,137	2,828,473	8,953,476	8,282,020
Livery physical damage	2,939,032	2,487,975	8,616,365	7,106,718
Other(3)	54,804	(58,670)	142,999	121,130
Total	$ 21,514,408	$ 15,646,181	$ 54,837,883	$ 45,188,731
Net loss and loss adjustment expenses:				
Personal lines	$ 3,553,087	$ 2,383,297	$ 13,304,934	$ 13,069,461
Commercial lines	1,535,862	1,178,963	4,294,440	3,271,253
Livery physical damage	1,417,332	1,236,780	3,643,007	3,171,434
Other(3)	10,226	(145,932)	32,824	(430,869)
Unallocated loss adjustment expenses	556,816	481,746	1,546,036	1,324,266
Total	$ 7,073,323	$ 5,134,854	$ 22,821,241	$ 20,405,545
Net loss ratio:				
Personal lines	23.1%	22.9%	35.8%	44.0%
Commercial lines	49.1%	41.7%	48.0%	39.5%
Livery physical damage	48.2%	49.7%	42.3%	44.6%
Other(3)	18.7%	248.7%	23.0%	-355.7%
Total	32.9%	32.8%	41.6%	45.2%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" above.
2. Effective July 1, 2017, we decreased the quota share ceding rate in our personal lines quota share treaty from 40% to 20%. The Cut-off of this treaty on July 1, 2017 resulted in a $7,140,000 return of unearned premiums from our reinsurers that were previously ceded under the expiring personal lines quota share treaty.
3. "Other" includes, among other things, premiums and loss and loss adjustment expenses from commercial auto and our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2017	2016	2017	2016
Revenues				
Net premiums earned	$ 21,514,408	$ 15,646,181	$ 54,837,883	$45,188,731
Ceding commission revenue	1,717,610	2,934,928	8,208,000	8,274,290
Net investment income	1,033,307	709,072	2,917,111	2,286,199
Net realized gains on investments	20,998	241,035	96,915	604,903
Other income	328,330	297,181	926,189	831,036
Total revenues	24,614,653	19,828,397	66,986,098	57,185,159
Expenses				
Loss and loss adjustment expenses	7,073,323	5,134,854	22,821,241	20,405,545
Commission expense	5,500,483	4,603,755	15,491,027	13,400,029
Other underwriting expenses	4,475,455	4,039,209	12,887,488	10,981,784
Other operating expenses	1,069,005	530,261	2,731,499	1,292,196
Depreciation and amortization	378,518	262,387	1,023,390	835,388
Total expenses	18,496,784	14,570,466	54,954,645	46,914,942
Income from operations before taxes	6,117,869	5,257,931	12,031,453	10,270,217
Income tax expense	2,043,948	1,797,305	3,976,560	3,426,298
Net income	4,073,921	3,460,626	8,054,893	6,843,919
Other comprehensive income, net of tax				
Gross change in unrealized gains on available-for-sale-securities	499,077	60,391	1,974,946	2,418,305
Reclassification adjustment for gains included in net income	(20,998)	(241,035)	(96,915)	(604,903)
Net change in unrealized gains (losses)	478,079	(180,644)	1,878,031	1,813,402
Income tax (expense) benefit related to items of other comprehensive income (loss)	(162,547)	61,419	(638,531)	(616,557)
Other comprehensive income (loss), net of tax	315,532	(119,225)	1,239,500	1,196,845
Comprehensive income	$ 4,389,453	$ 3,341,401	$ 9,294,393	$ 8,040,764
Earnings per common share:				
Basic	$ 0.38	$ 0.44	$ 0.78	$ 0.89
Diluted	$ 0.38	$ 0.43	$ 0.77	$ 0.89
Weighted average common shares outstanding				
Basic	10,626,242	7,911,353	10,307,689	7,676,887
Diluted	10,832,739	7,972,925	10,500,272	7,729,712
Dividends declared and paid per common share	$ 0.0800	$ 0.0625	$ 0.2225	$ 0.1875

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2017 (unaudited)	December 31, 2016
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,181,159 at September 30, 2017 and $5,298,119 at December 31, 2016)	$ 4,846,349	$ 5,094,902
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $110,315,798 at September 30, 2017 and $80,596,628 at December 31, 2016)	111,789,752	80,428,828
Equity securities, available-for-sale, at fair value (cost of $12,706,538 at September 30, 2017 and $9,709,385 at December 31, 2016)	13,221,116	9,987,686
Total investments	129,857,217	95,511,416
Cash and cash equivalents	25,880,306	12,044,520
Premiums receivable, net	13,394,800	11,649,398
Reinsurance receivables, net	24,971,272	32,197,765
Deferred policy acquisition costs	14,381,976	12,239,781
Intangible assets, net	1,095,000	1,350,000
Property and equipment, net	4,187,325	3,011,373
Other assets	1,638,899	1,442,209
Total assets	$ 215,406,795	$ 169,446,462
Liabilities		
Loss and loss adjustment expense reserves	$ 42,290,797	$ 41,736,719
Unearned premiums	63,442,903	54,994,375
Advance premiums	2,086,589	1,421,560
Reinsurance balances payable	1,812,348	2,146,017
Deferred ceding commission revenue	3,953,749	6,851,841
Accounts payable, accrued expenses and other liabilities	6,874,636	5,448,448
Deferred income taxes	1,128,088	166,949
Total liabilities	121,589,110	112,765,909
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,610,216 shares at September 30, 2017 and 8,896,335 at December 31, 2016; outstanding 10,623,407 shares at September 30, 2017 and 7,921,866 shares at December 31, 2016	116,102	88,963
Capital in excess of par	68,306,831	37,950,401
Accumulated other comprehensive income	1,312,431	72,931
Retained earnings	26,254,620	20,563,720
	95,989,984	58,676,015
Treasury stock, at cost, 986,809 shares at September 30, 2017 and 974,469 shares at December 31, 2016	(2,172,299)	(1,995,462)
Total stockholders' equity	93,817,685	56,680,553
Total liabilities and stockholders' equity	$ 215,406,795	$ 169,446,462